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                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Pride International, Inc.


We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-89604) on Form S-3 of our report dated January 23, 2001, on the consolidated balance sheet of Marine Drilling Companies, Inc. as of December 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, which report is included in the Annual Report of Pride International, Inc. on Form 10-K for the year ended December 31, 2001.



KPMG LLP



Houston, Texas
August 27, 2002